SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.


FOR PERIOD ENDING: 2/29/2008
FILE NUMBER: 811-09913
SERIES NO.:  6


72DD 1 Total income dividends for which record date passed during the period
       (000's omitted)
       Class A                             6,377
     2 Dividends for a second class of open end company shares
       Class C                             2,709
       Class R                                 7
       Institutional Class                 1,812

73A. 1 Dividends from net investment income
       Class A                         $  0.3050
     2 Dividends for a second class of open end company shares
       Class C                         $  0.2863
       Class R                         $  0.2936
       Institutional Class             $  0.3181

74U. 1 Number of shares outstanding (000's omitted)
       Class A                            17,830
     2 Number of shares outstanding of a second class of open-end company shares (000's omitted)
       Class C                             8,597
       Class R                                33
       Institutional Class                 5,664

74V. 1  Net asset value per share (to nearest cent)
       Class A                            $ 7.87
     2 Net asset value per share of a second class of open-end company shares
       (to nearest cent)
       Class C                            $ 7.85
       Class R                            $ 7.88
       Institutional Class                $ 7.87